Methode Electronics, Inc. Reports Third-Quarter Fiscal Year 2009 Results

Impairment Charges Impact Third-Quarter and Nine-Month Results; Announces Accelerated Exit of Legacy Automotive

CHICAGO, IL -- (Marketwire - March 12, 2009) - Methode Electronics, Inc. (NYSE: MEI), a global designer and manufacturer of electro-mechanical devices, today announced operating results for the fiscal year 2009 third-quarter and nine-month periods ended January 31, 2009. Due to the timing of the Company's fiscal calendar, the three months ended January 31, 2009, represent 13 weeks of results, while the three months ended February 2, 2008, represent 14 weeks of results. In addition, the nine months ended January 31, 2009, represent 39 weeks of results, while the nine months ended February 2, 2008, represent 40 weeks of results.

Third-Quarter Fiscal Year 2009

Methode's third-quarter fiscal year 2009 net sales decreased $57.7 million, or 41.7 percent, to $80.8 million from $138.5 million in the third-quarter fiscal year 2008. Net income decreased $36.8 million to a loss of $27.0 million, or $0.74 per share, in the third-quarter fiscal year 2009 compared to income of $9.8 million, or $0.26 per share, in the third-quarter fiscal year 2008.

The decrease in net income in the fiscal year 2009 third quarter is due to an impairment of goodwill and intangible assets charge of $32.7 million ($20.1 million after-tax, or $0.54 per share), restructuring charges of $3.8 million ($2.5 million after tax, or $0.07 per share), lower sales attributable to the softening of the global economic environment, especially the effect on the North American auto market, and higher selling and administrative expenses related to the Hetronic acquisition compared to the fiscal year 2008 third quarter, which had no impairment charge and restructuring charges of $0.5 million ($0.3 million after-tax, or $0.01 per share).

Based on Methode's reduced market capitalization and general business declines in the third quarter, the Company performed goodwill impairment tests in accordance with SFAS No. 142 on the reporting units that had goodwill as of November 1, 2008. Because of these tests, it was determined that the fair value of the net assets of these reporting units was less than the carrying value. As a result, a goodwill impairment charge was recorded for $18.1 million in the third quarter of fiscal year 2009.

Also, in accordance with SFAS No. 144, the Company determined that certain identifiable intangible assets of its TouchSensor business were impaired based on the Company's future estimates of the undiscounted cash flows, which resulted in an impairment charge of $14.6 million during the third quarter of fiscal year 2009.

In the third quarter of fiscal year 2009, Automotive segment net sales were negatively impacted by the continued softening of the global economic environment, especially the effect on the North American auto industry, and by negligible Chrysler sales volumes due to the Company's decision to exit this business, compared to $13.2 million of Chrysler revenues in the same period of fiscal year 2008. The transfer of the Chrysler product was substantially completed during the second quarter of fiscal year 2009.

In January 2008, Methode announced a restructuring of its U.S.-based automotive operations and the decision to discontinue producing certain legacy products in the Interconnect segment. Excluding the restructuring and impairment of goodwill and intangible assets charges, Methode's net loss was $4.4 million, or $0.13 per share, in the third-quarter fiscal year 2009 compared to net income of $10.0 million, or $0.27 per share, in the same period of fiscal year 2008, excluding $0.5 million, in restructuring charges. The Company expects to complete this restructuring during fiscal year 2010.

Consolidated cost of products sold decreased $38.5 million, or 35.3 percent, to $70.5 million in the fiscal year 2009 third quarter, compared to $109.0 million in the same period of fiscal year 2008. The decrease is due to lower sales volumes. Cost of products sold as a percentage of sales was 87.3 percent and 78.7 percent in the third-quarter fiscal years 2009 and 2008, respectively. The increase in cost of products sold as a percentage of net sales in the current period is due to manufacturing inefficiencies caused by the inability to adjust overhead costs in line with the significant, sudden drop in sales experienced in the third quarter of fiscal year 2009.

Selling and administrative expenses decreased $3.0 million, or 16.9 percent, to $14.8 million for the third-quarter fiscal year 2009, compared to $17.8 million in the prior-year period. The decrease relates to lower bonus and commission expenses relating to lower sales and earnings. Because of the significant, sudden drop in sales, selling and administrative expenses as a percentage of sales increased to 18.3 percent in the third-quarter fiscal year 2009, compared to 12.9 percent in the same period of fiscal year 2008.

Income tax rate was a benefit of 33.1 percent in the third quarter of fiscal year 2009 compared with an income tax expense of 14.0 percent in the same period of fiscal year 2008 due to impairment and restructuring charges and the slowing of business, which caused a loss before income taxes in fiscal year 2009. The effective tax rates for the third quarters of fiscal years 2009 and 2008 reflect utilization of foreign investment tax credits and the effect of lower tax rates on earnings of the Company's foreign operations and a higher percentage of earnings at those foreign operations.

Nine-Month Period Ended January 31, 2009

For the nine-month period ended January 31, 2009, net sales decreased $60.1 million, or 15.1 percent, to $336.6 million from $396.7 million for the nine-month period ended February 2, 2008. Net income decreased $44.3 million to a loss of $17.5 million, or $0.47 per share, in the fiscal year 2009 nine-month period compared to income of $26.8 million, or $0.72 per share, in the fiscal year 2008 nine-month period.

The decrease in net income is due mainly to an impairment of goodwill and intangible assets charge of $32.7 million ($20.1 million after-tax, or $0.54 per share), restructuring charges of $15.0 million ($9.8 million after-tax, or $0.27 per share), and lower sales attributable to the softening of the global economic environment in the fiscal year 2009 nine-month period, partially offset by favorable other income. In the fiscal year 2008 nine-month period, there was no impairment charge and restructuring charges were $0.5 million ($0.3 million after-tax, or $0.01 per share).

In the nine-month period of fiscal year 2009, Automotive segment net sales were negatively impacted by the softening of the global economic environment, especially the effect on the North American automotive industry, and by planned lower Chrysler sales volume ($14.3 million in fiscal year 2009 compared to $40.3 million in fiscal year 2008) due to the Company's decision to exit this business.

Excluding the restructuring and impairment of goodwill and intangible assets charges, Methode achieved net income of $12.5 million, or $0.34 per share, in the first nine months of fiscal year 2009 compared to $27.1 million, or $0.72 per share, in the same period of fiscal year 2008, excluding $0.5 million in restructuring charges.

Consolidated cost of products sold decreased $39.5 million, or 12.6 percent, to $273.8 million in the fiscal year 2009 nine-month period, compared to $313.3 million in the same period of fiscal year 2008. The decrease is due to lower sales volumes. Cost of products sold as a percentage of sales was 81.3 percent and 79.0 percent in the first nine months of fiscal years 2009 and 2008, respectively.

Selling and administrative expenses decreased $0.1 million, or 0.2 percent, to $49.7 million for the nine months ended January 31, 2009, from $49.8 million for the nine months ended February 2, 2008. Higher selling and administrative expenses related to higher amortization expense from the Hetronic, VEP and Touchsensor acquisitions were offset by lower commission and bonus expense in the first nine months of fiscal year 2009 compared to the same period in 2008. As a percentage of sales, selling and administrative expenses increased to 14.8 percent in the first nine months fiscal year 2009, compared to 12.6 percent in the same period of fiscal year 2008.

Income tax rate was a benefit of 41.3 percent in the first nine months of fiscal year 2009 compared with an income tax expense of 20.7 percent in the same period of fiscal year 2008, as restructuring charges and decreased earnings at the Company's U.S.-based businesses caused a loss before income taxes in fiscal year 2009. The effective tax rates for the first nine months of fiscal years 2009 and 2008 reflect utilization of foreign investment tax credits and the effect of lower tax rates on earnings of the Company's foreign operations and a higher percentage of earnings at those foreign operations.

Additional Restructuring

The Company announced today several additional restructuring actions to further reduce its exposure to the North American automotive industry and to migrate manufacturing to lower cost regions to consolidate facilities and reduce costs. After these actions Methode's principal manufacturing operations will be in Mexico, Malta and China.

All Ford Motor Company production at Methode's Reynosa, Mexico, facility will be moved to another supplier. This business contributed a substantial portion of the third quarter operating losses. TouchSensor manufacturing currently in west suburban Chicago, Illinois, will be moved to Monterrey, Mexico. Additionally, the Company's operations in Shanghai, China, will be consolidated to two facilities from three. The addition of a plant in Morocco has been put on indefinite hold. Power Product manufacturing for European customers will now take place in Methode's Malta facility. The Company was awarded grant monies by the Maltese government to assist with this expansion.

In total, this additional restructuring will affect approximately 850 employees worldwide. The Company estimates that it will record a pre-tax charge between $9.0 million and $18.0 million ($7.9 million and $15.1 million net of tax), or between $0.21 and $0.40 per share, during fiscal years 2009 and 2010. The cash portion of this charge will be between $7.0 million and $8.0 million.

Management Comments

President and Chief Executive Officer Donald W. Duda said, "The increasingly challenging economic environment and the severe downturn in the worldwide automotive industry have negatively impacted our results in the third quarter of this fiscal year. In response we have accelerated our strategy to reduce our exposure to legacy automotive business, particularly with the Detroit automakers. These actions, once completed, are expected to reduce Methode's revenues derived from the automotive industry to less than 40 percent of our overall revenue base by fiscal year 2011. This is in stark contrast to automotive revenues of 75 percent in fiscal year 2005."

Duda continued, "We will be exiting production for Ford at the expiration of our manufacturing commitment at our facility in Reynosa, Mexico, which should be completed by the end of July 2009. Although these actions will reduce revenues in the short term, they should improve our cash flow position and allow our management team to concentrate on the strategic direction for Methode in fiscal year 2010 and beyond."

Duda added, "Although the global recession will continue to unfavorably impact the markets Methode serves in the near term, we are taking the necessary steps to reduce our cost structure and improve cash flow. Our long-term growth strategy continues to emphasize developing and acquiring innovative and patented technology, thereby providing our customers leading edge solutions while improving Methode's overall margins. We remain optimistic about the future of Methode, which has remained financially strong, generating $9.0 million in operating cash flow in the third quarter, and ending the third quarter with $54.4 million in cash and no debt."

Conference Call

The Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, at 10:00 a.m. Central time today. To participate in the conference call, please dial (877) 741-4244 (domestic) or (719) 325-4767 (international) and provide passcode 4536039 at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company's Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the "Webcast" icon. A replay of the conference call, as well as an MP3 download, will be available shortly after the call through March 19 by dialing (888) 203-1112 (domestic) or (719) 457-0820 and providing pass code 4536039. On the Internet, a replay will be available for seven days through the Company's Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the "Webcast" icon.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a global designer and manufacturer of electro-mechanical devices with manufacturing, design and testing facilities in the United States, Malta, Mexico, the United Kingdom, Germany, the Czech Republic, China, Singapore, the Philippines and India. We design, manufacture and market devices employing electrical, electronic, wireless, radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interconnect, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection, provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers within the automotive industry; (2) rising oil prices could affect our automotive customers future results; (3) the seasonal and cyclical nature of some of our businesses; (4) dependence on the automotive industry; (5) dependence on the appliance, computer and communications industries; (6) intense pricing pressures in the automotive industry; (7) increases in raw materials prices; and (8) customary risks related to conducting global operations.

                        Methode Electronics, Inc.
                           Financial Highlights
             (In thousands, except per share data, unaudited)

                                                   Three Months Ended
                                                January 31,    February 2,
                                                   2009           2008
                                               ------------   ------------

Net sales                                      $     80,781   $    138,465
Other income                                            751            313
Cost of products sold                                70,512        109,032
Restructuring                                         3,796            450
Impairment of goodwill and intangible assets         32,678              -
Selling and administrative expenses                  14,743         17,707
Income/(loss) from operations                       (40,197)        11,589
Interest, net                                           212            652
Other, net                                             (346)          (923)
Income/(loss) before income taxes                   (40,331)        11,318
Income taxes/(benefit)                              (13,346)         1,561
Net income/(loss)                                   (26,985)         9,757
Basic and diluted earnings/(loss) per common
 share                                         $      (0.74)  $       0.26
Average Number of Common Shares Outstanding:
  Basic                                              36,597         37,138
  Diluted                                            36,597         37,492

                                                   Nine Months Ended
                                                January 31,    February 2,
                                                   2009           2008
                                               ------------   ------------

Net sales                                      $    336,599   $    396,713
Other income                                          2,443            986
Cost of products sold                               273,757        313,267
Restructuring                                        14,997            450
Impairment of goodwill and intangible assets         32,678              -
Selling and administrative expenses                  49,846         49,778
Income/(loss) from operations                       (32,236)        34,204
Interest, net                                         1,215          1,699
Other, net                                            1,238         (2,084)
Income/(loss) before income taxes                   (29,783)        33,819
Income taxes/(benefit)                              (12,314)         6,984
Net income/(loss)                                   (17,469)        26,835
Basic earnings/(loss) per common share         $      (0.47)  $       0.72
Diluted earnings/(loss) per common share       $      (0.47)  $       0.72
Average Number of Common Shares Outstanding:
  Basic                                              36,964         37,066
  Diluted                                            36,964         37,479

                        Methode Electronics, Inc.
                          Summary Balance Sheet
                              (In thousands)

                                                  January 31,     May 3,
                                                     2009          2008
                                                 ------------  ------------

Cash                                             $     54,427  $    104,305
Accounts receivable - net                              51,325        85,805
Inventories                                            62,957        55,949
Other current assets                                   14,359        14,758
                                                 ------------  ------------
Total Current Assets                                  183,068       260,817

Property, plant and equipment - net                    75,090        90,280
Goodwill - net                                         50,620        54,476
Intangible assets - net                                37,920        41,282
Other assets                                           39,168        23,365
                                                 ------------  ------------
Total Assets                                     $    385,866  $    470,220
                                                 ============  ============

Accounts payable                                 $     19,864  $     42,810
Other current liabilities                              21,604        33,902
                                                 ------------  ------------
Total Current Liabilities                              41,468        76,712

Other liabilities                                      17,988        20,723
Shareholders' equity                                  326,410       372,785
                                                 -----------  -------------
Total Liabilities and Shareholders' Equity       $    385,866  $    470,220
                                                 ============  ============

                        Methode Electronics, Inc.
                      Summary Statement of Cash Flow
                              (In thousands)

                                                    Nine Months Ended
                                               January 31,    February 2,
                                                   2009           2008
                                               ------------   ------------

Operating Activities:
  Net income/(loss)                            $    (17,469)  $     26,835
  Provision for depreciation                         19,937         16,332
  Impairment of tangible assets                       3,177              -
  Impairment of goodwill and intangible
   assets                                            32,678              -
  Amortization of intangibles                         5,408          4,227
  Amortization of stock awards and stock
   options                                              696          2,479
  Changes in operating assets and
   liabilities                                       (6,844)         7,615
  Other                                                 798             77
                                               ------------   ------------
Net Cash Provided by Operating Activities            38,381         57,565

Investing Activities:
  Purchases of property, plant and equipment        (12,242)       (16,702)
  Proceeds from sale of building                          -            960
  Acquisitions of businesses                        (58,360)        (7,090)
  Joint venture dividend                                  -         (1,000)
  Other                                                (425)          (407)
                                               ------------   ------------
Net Cash Used in Investing Activities               (71,027)       (24,239)

Financing Activities:
  Repurchase of common stock                         (5,137)             -
  Proceeds from exercise of stock options               110          1,268
  Tax benefit from stock options and awards              46            291
  Dividends                                          (7,154)        (5,680)
                                               ------------   ------------
Net Cash Used in Financing Activities               (12,135)        (4,121)

Effect of foreign exchange rate changes on
 cash                                                (5,097)         1,230
                                               ------------   ------------

Increase/Decrease in Cash and Cash
 Equivalents                                        (49,878)        30,435

Cash and Cash Equivalents at Beginning
 of Period                                          104,305         60,091
                                               ------------   ------------

Cash and Cash Equivalents at End of Period     $     54,427   $     90,526
                                               ============   ============

For Methode Electronics Inc. - Investor Contacts:

Philip Kranz
Dresner Corporate Services
312-780-7240
pkranz@dresnerco.com

Kristine Walczak
Dresner Corporate Services
312-780-7205
kwalczak@dresnerco.com